                                                                     EXHIBIT 2.7

                         TECHNOLOGY LICENSE AGREEMENT


     THIS TECHNOLOGY LICENSE AGREEMENT (the "Agreement"), effective as of July 8, 1998 (the "Effective Date"), is entered into by and between Baxter Healthcare Corporation, a Delaware corporation having a place of business at 1627 Lake Cook Road, Deerfield, Illinois 60015 ("Baxter"), Baxter International Inc., a Delaware corporation having a place of business at One Baxter Parkway, Deerfield, Illinois 60015 ("BII"), and UroGen Corp., a Delaware corporation having a place of business at 10835 Altman Row, Suite A, San Diego, California 92121 ("UroGen").

                                   RECITALS

     A. Baxter and UroGen have entered into a certain Asset Purchase Agreement dated as of February 28, 1998 as amended by that certain Amendment to Asset Purchase Agreement dated as of May 27, 1998, between Baxter and UroGen (as so amended the "Asset Purchase Agreement") pursuant to which Baxter has agreed to license the Mini-Ad Vector Technology until the Investment Milestone Date (both as defined below) to UroGen; and

     B. Pursuant to the terms of the Asset Purchase Agreement, UroGen desires to obtain an exclusive license under the Intellectual Property Rights until the Investment Milestone Date (as defined below), and Baxter and BII desire to grant such a license to UroGen, on the terms and conditions herein.

     NOW, THEREFORE, Baxter and UroGen agree as follows:


1.   DEFINITIONS

     1.1  Terms Defined in Asset Purchase Agreement.  Unless otherwise defined
          -----------------------------------------
herein, all capitalized terms shall have the meanings ascribed to such terms as set forth in the Asset Purchase Agreement.

     1.2  "Affiliate" of a party shall mean any entity (i) which directly or
           ---------
indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the party or (ii) fifty percent (50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by a party or any of such party's Subsidiaries. The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

     1.3  "Investment Milestone Date"shall mean the date on which UroGen shall
           -------------------------
achieve the Investment Milestone.

     1.4  "Licensed Product" shall mean any product which (a) but for the
           ----------------
license granted herein would infringe a Valid Claim in the country such product is made or sold; or (b) incorporates or uses any component of the Intellectual Property Assets.

     1.5  "Territory" shall mean all countries of the world.
           ---------

     1.6  "Valid Claim" shall mean (i) a claim of an issued and unexpired patent
           -----------
included within the Intellectual Property Assets which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the Intellectual Property Assets, provided that not more than five (5) years have elapsed from the date the claim takes priority for filing purposes.

2.   GRANT

     2.1  Grant.  Baxter and BII hereby grant to UroGen an exclusive, worldwide
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license under the Intellectual Property Assets, with the right to grant and authorize sublicenses, to make, have made, import, have imported, use, sell, offer for sale and otherwise distribute and exploit the Licensed Products in the Territory. Any sublicense granted by UroGen under the terms of this Agreement shall provide for automatic termination of such sublicense upon the expiration or early termination of this Agreement.

3.   CONSIDERATION

     3.1  Consideration.   In primary consideration of the license granted
          -------------
herein, UroGen shall provide to Baxter certain UroGen stock as set forth in the Asset Purchase Agreement. In further consideration of the license granted herein, UroGen shall pay to Baxter royalties on sales of Licensed Products sold by UroGen as set forth in the Royalty Agreement.

4.   PAYMENTS

     4.1  Payments.  UroGen agrees to pay all royalties due to Baxter pursuant
          --------
to the terms of the Royalty Agreement. UroGen agrees to pay all stock consideration due to Baxter pursuant to the terms of the Asset Purchase Agreement.

     4.2  Taxes. Where required to do so by applicable law, UroGen shall
          -----
withhold taxes required to be paid to a taxing authority on account of any payments to Baxter hereunder, and UroGen shall furnish Baxter with satisfactory evidence of such withholding and payment in order to permit Baxter to obtain a tax credit or other such relief as may be available under applicable laws. UroGen shall cooperate with Baxter in obtaining exemption from withholding taxes wherever available under applicable law.

5.   PROSECUTION AND ENFORCEMENT

     5.1  Responsibilities.  Baxter and UroGen affirm that the respective rights
          ----------------
and responsibilities associated with the preparation, filing, prosecution and maintenance of any patents for the Intellectual Property Assets and the Collaboration Products shall be governed by the terms of the Distribution Agreement and the Development Agreement, respectively.


6.   DISPUTE RESOLUTION

     6.1  Provisional Remedies:  The procedures specified in this Section 6
          --------------------
shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided,
                                                                  --------
however, that a party, without prejudice to these procedures, may seek a
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preliminary injunction or other provisional relief if, in its sole judgment, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action. the parties will continue to participate in good faith in the procedures specified in this Section 6.

     6.2  Negotiations Between Executives: The parties will attempt in good
          -------------------------------
faith to resolve any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section
6) promptly by negotiations between one designated executive from each of UroGen, Baxter and/or BII who will attempt in good faith to resolve any dispute or undecided matter referred to them.

     6.3  Arbitration: In the event that any dispute arising out of or relating
          -----------
to this Agreement or its breach, termination or validity has not been resolved after good faith negotiation pursuant to the procedures of Section 6.2, such dispute shall upon written notice by any party to the others, be finally settled by arbitration administered by JAMS/Endispute in accordance with the provisions of its Comprehensive Arbitration Rules and Procedures and the United States Federal Arbitration Act, as modified below:

          A. The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators, all of whom shall be selected from a list of neutral arbitrators supplied by JAMS/Endispute. From such list, each of Baxter and/or BII and UroGen shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

          B. The arbitration proceedings shall be conducted: (a) if notice demanding arbitration is delivered by UroGen to Baxter or BII, in Cook County, Illinois, or (b) if notice demanding arbitration is delivered by Baxter or BII to UroGen, in San Diego County, California.

          C. Any party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the party pending the decision of the arbitrators.

          D. The parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute. All discovery shall be completed within sixty (60) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

          E. Each party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators provided that
                                                                   --------
the chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

          F. The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

          G. The arbitrators are empowered to order money damages in compensation for a party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however , that the arbitrators
                                     --------  -------
will have no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing party's actual damages.

     6.4  Performance During Dispute:  Subject to Section 7 of this Agreement,
          --------------------------
each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

     6.5  Costs of Arbitration:  The party which is found to have been more at
          --------------------
fault in a dispute arbitrated under this Section 6 shall be responsible for paying the costs and expenses, including reasonable attorney's fees, which the other party and/or parties have incurred in such arbitration.

7.   TERM AND TERMINATION

     7.1  Term.  The term of this Agreement shall commence on the Effective
          ----
Date, and unless earlier terminated as provided in this Article 7, and shall continue in full force and effect until the earlier of (a) five years from the Effective Date in which case expiration shall be on the fifth anniversary of the Effective Date, or (b) UroGen meets the Investment Milestone in which case termination shall be effective on the Investment Milestone Date.

     7.2  Termination for Cause.  If any party materially breaches this
          ---------------------
Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Article 9 of this Agreement. In such event, the nonbreaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceeding. The breaching party shall not have the opportunity to bring such matter to arbitration a second time.

     7.3  Termination for Material Breach.  If UroGen materially breaches the
          -------------------------------
Distribution Agreement, the Development Agreement or the Royalty Agreement and as a result of such breach, any or all of such Agreements are terminated, this Agreement shall terminate concurrently with the terminated Agreement(s).

     7.4  Termination for Insolvency.  This Agreement shall terminate
          --------------------------
immediately if any of the following events occur:

          (a) A receiver, conservator, custodian, liquidator or trustee of a party, or of all or any of the property of a party, is appointed by court order and such order remains in effect for more than ninety (90) days; or an order for relief is entered under the federal bankruptcy laws with respect to a party; or any of the material property of a party is sequestered by court order and such order remains in effect for more than ninety (90) days; or a petition is filed against a party under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within ninety (90) days after such filing; or

          (b) A party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

          (c) A party makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the party, or of all or any part of its property.

     7.5  Effect of Termination on attainment of the Investment Milestone Date.
          --------------------------------------------------------------------

          (a) Transfer Documentation.  Consistent with Section 8.9, upon
              ----------------------
termination of this Agreement for reaching the Investment Milestone pursuant to
Section 7.1, Baxter shall or shall
cause its parent corporation BII to, on the Investment Milestone Date or as soon as practical thereafter, execute all assignments and any other documentation as may be reasonably required to effect the transfer and assignment of the Intellectual Property Assets, to UroGen.

          (b) Accrued Rights and Obligations.  Termination of this Agreement for
              ------------------------------
any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

          (c) Sublicensees.  In the event of any termination of this Agreement
              ------------
any sublicensees granted by UroGen shall automatically terminate.

     7.6  Effect of Other Termination.
          ---------------------------

          (a) Transfer Documentation.  Upon expiration of this Agreement on the
              ----------------------
fifth anniversary of the Effective Date pursuant to Section 7.1 or upon early termination of this Agreement pursuant to Sections 7.2, 7.3 or 7.4 and prior to UroGen's attainment of the Investment Milestone, UroGen shall, on the expiration date or termination date or as soon as practical thereafter, execute all assignments and any other documentation as may be reasonably required to effect the transfer and assignment of the Intellectual Property Assets licensed hereunder, as well as any associated Included Agreements and any other documentation associated with the Intellectual Property Assets reasonably necessary in order for Baxter and/or BII to regain ownership in the Intellectual Property Assets and Included Agreements.

          (b) Accrued Rights and Obligations.  Termination of this Agreement for
              ------------------------------
any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

     7.7  Survival.  Articles 6, 7, 8, and 9 of this Agreement shall survive
          --------
termination of this Agreement for any reason.

8.   MISCELLANEOUS

     8.1  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California, without reference to principles of conflicts of laws.

     8.2  Independent Contractors.  The relationship of the parties hereto is
          -----------------------
that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     8.3  Assignment  UroGen may not assign its rights or obligations under this
          ----------
Agreement without the prior written consent of Baxter. Baxter may assign its rights and obligations hereunder to any Affiliate of Baxter without prior notice to or consent of UroGen. No party hereto may assign any of its rights or obligations under this Agreement, unless and to the extent expressly permitted by this Section 8.3. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties' permitted successors and assigns.

     8.4  Right to Develop Independently.  Nothing in this Agreement will impair
          ------------------------------
either Baxter's or UroGen's right to, subject to Section 3.1(b) of the Development Agreement and Section 3 of the Distribution Agreement, independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Intellectual Property Assets or to market and distribute Licensed Products or other products based on such other intellectual property and technology.

     8.5  Notices.  All notices required under this Agreement shall be in
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writing, and all such notices and other written communications (including purchase orders) shall be delivered either by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two (2) days of facsimile transmission), addressed to each party as follows:

If to Baxter,
such notices shall be delivered to:   Baxter Healthcare Corporation
                                      1627 Lake Cook Road
                                      Deerfield, Illinois 60015
                                      Attention: President - Venture Management
                                      Associate  General Counsel
                                      Facsimile: 847-940-6271

If to UroGen,
such notices shall be delivered to:   UroGen
                                      10835 Altman Row, Suite A
                                      San Diego, California  92121
                                      Attention: President
                                      Facsimile: 619-642-9173

or such other address as any such party may designate in writing and delivered to the other party hereto pursuant to this Section 8.5. All such notices or other written communications shall be deemed to have been received by the addressee if delivered by: hand or by a nationally recognized overnight delivery service (with delivery charges prepaid) at the time of delivery; by first class, registered or certified United States mail (postage prepaid), three (3) business days after delivery thereof to the United States Postal Service; or by facsimile transmission, at the time of transmission.

     8.6  Force Majeure.  No party to this Agreement shall be liable for delay
          -------------
or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labour disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such Party as soon as is reasonably possible.

     8.7  Compliance with Laws.  Subject to the allocation of applicable costs
          --------------------
and expenses set forth in the Development Agreement and the Distribution Agreement, each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

     8.8  LIMITATION OF LIABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF
          -----------------------
CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR LIQUIDATED DAMAGES OR LOST PROFITS UNDER THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF, EXCEPT WHERE SUCH DAMAGES ARE AWARDED TO A THIRD PARTY FOR WHICH A PARTY HEREUNDER IS ENTITLED TO INDEMNIFICATION.

     8.9  Further Assurances.  At any time or from time to time on and after the
          ------------------
date of this Agreement, Baxter shall at the request of UroGen (i) deliver to UroGen such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken those actions, which may be reasonably necessary in order for UroGen to obtain the full benefits of this Agreement and the transactions contemplated hereby.

     8.1  Severability.  In the event that any provisions of this Agreement,
          ------------
with the exception of Article 7, are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

     8.1  Modification; Waiver.  This Agreement may not be altered, amended or
          --------------------
modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

     8.1  Entire Agreement.  This Agreement including, its Exhibit, sets forth
          ----------------
the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto.

     8.1  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original and which together shall constitute one instrument.

9.   RULES OF CONSTRUCTION

     9.1  Rules of Construction.  In this Agreement, unless a clear contrary
          ---------------------
intention appears:

          A.  The singular number includes the plural number and vice versa;

          B. Reference to any party includes such party's permitted successors and assigns;

          C.  Reference to any gender includes the other gender;

          D. Reference to any Section, Exhibit or Schedule means such section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

          E. "Herein," "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

          F. "Including" (and with the correlative meaning "include") means including without limiting the generality of any description preceding such term;

          G. Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

          H. Reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

          I. Accounting terms used herein shall have the meanings historically attributed to them by GAAP;

          J. In the event of any conflict between any of the provisions of the body of this Agreement and any exhibit or schedule hereto, the provisions of the body of this Agreement shall control;

          K. The headings contained in this Agreement have been inserted for convenience of reference only, and are not to be used in construing this Agreement; and

          L. Any rule of construction or interpretation which might otherwise require this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

     IN WITNESS WHEREOF, Baxter and UroGen have executed this Agreement by their respective duly authorized representatives.


BAXTER HEALTHCARE CORPORATION                UROGEN CORP.


By:  /s/ Victor W. Schmitt                   By:  /s/ Paul D. Quadros
    -----------------------------------          -------------------------------
    Name:  Victor W. Schmitt                     Name: Paul D. Quadros
    Title: President Venture Management          Title: President and CEO


BAXTER INTERNATIONAL INC.


By:  /s/ Victor W. Schmitt
    -----------------------------------
Name:  Victor W. Schmitt
Title: President - Venture Management



                        [TECHNOLOGY LICENSE AGREEMENT]